Annual Shareholder Meeting Results:
The Fund held its annual meeting of shareholders on July 20, 2011. Shareholders voted as indicated below:
                                                          Withheld
                                  Affirmative             Authority
Election of Bradford K. Gallagher
Class II to serve until 2013
                                  8,881,347               271,719
Election of Deborah A. Zoullas
Class II to serve until 2013
                                  8,882,748               270,318
Re-election of Alan Rappaport
Class III to serve until 2014
                                  8,790,405               362,661
Re-election of John C. Maney+
Class III to serve until 2014
                                  8,885,304               267,762

The other members of the Board of Trustees at the time of the meeting, namely Messrs Paul Belica, James A.Jacobson, Hans W. Kertess and
William B. Ogden, IV continued to serve as Trustees of the Fund.

+ Interested Trustee